Exhibit 99.1

CyberOptics Completes Acquisition of 3D Metrology Company

Minneapolis, MN—March 17, 2014—CyberOptics Corporation (Nasdaq: CYBE) today announced that on March 14, 2014 it completed the acquisition of Laser Design, Inc. (LDI), a Minneapolis-based 3D metrology company with revenues of approximately $6.0 million, for aggregate consideration of $2.7 million cash, plus the assumption of certain current liabilities. Consummation of the transaction provides the company with an initial presence in the growing 3D general metrology market.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. The Company’s products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. Through internal development and acquisitions, CyberOptics is strategically repositioning itself to become a global leader in high-precision 3D sensors. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and loss we record in 2014; the success of our 3D technology initiatives; expectations regarding LDI and its impact on our operations; integration risks associated with LDI and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415